EXHIBIT 99.1

RICHARD KIPHART, HEAD OF CORPORATE FINANCE FOR WILLIAM BLAIR & COMPANY, L.L.C.
JOINS ADVANCED BIOTHERAPY BOARD OF DIRECTORS

     WOODLAND HILLS, CA.— (BW HealthWire)—June 10, 2002— Advanced Biotherapy, Inc. (OTCBB: ADVB-news) announced today that Richard Kiphart, Head of Corporate Finance for the investment firm of William Blair & Company, L.L.C. has joined the Company’s Board of Directors. Mr. Kiphart has been with William Blair for over 36 years. He received his B.A. from Dartmouth College and his M.B.A. from Harvard Business School.

     “As an experienced and successful investment banker, Mr. Kiphart will participate in, and contribute to, the company’s business and capitalization strategies,” stated Edmond Buccellato, CEO of Advanced Biotherapy. “We are not only pleased, but fortunate to attract someone of his caliber, experience and reputation in the financial community, and appreciate his expressed confidence in the execution of our business plan and strategy.”

     ” We welcome Mr. Kiphart as an investor in our company and as a member of the board of directors. The company will surely benefit from his considerable business acumen and prominence on Wall Street.” Stated Alexander L. Cappello, Chairman of the Board of Advanced Biotherapy.

     William Blair & Company, L.L.C. was formed in 1935 and is an independent investment firm offering investment banking, equity research, institutional and private brokerage, asset management and private capital to individual, institutional and issuing clients. Located in Chicago, Hartford, London, San Francisco, Tokyo, Vaduz and Zurich, the Firm manages more than $22 billion in client assets. The firm operates in all areas of consumer and business finance including retail, technology and healthcare, among other sectors. Since 1995, the firm’s healthcare investment banking transactions alone accounted for over $1 billion in mergers & acquisitions, over $3.3 billion in public equity placement and over $250 million in private equity placement.

     Advanced Biotherapy Inc., a Delaware biotechnology corporation headquartered in Woodland Hills, California, is engaged in developing and patenting new biological treatments for a range of autoimmune diseases based on an anti-cytokine platform technology. Cytokines are soluble components of the immune system that play important roles in immune regulation. The overproduction of these cytokines, a marker of many autoimmune diseases, can lead to immune system disturbance and inflammation that leads to the pathology of autoimmune diseases. To date, our activities have consisted primarily of research, development and non-United States human clinical trials.

     On December 25, 2001, The United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 6,333,032 to the Company for the exclusive use of IFN-g antibodies — including humanized and fully human, as well as other antibody types — to treat Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis) and Ankylosing Spondylitis.

     Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The Company’s patents, issued and pending, involve risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Contact:

     Advanced Biotherapy, Inc.
     Edmond Buccellato, 818/883-6716, Ext. 2
E-mail: ed@advancedbiotherapy.com
     Website: www.advancedbiotherapy.com